EXHIBIT 10.17

AMENDMENT NO. 1 TO AMENDED AND RESTATED CUSTOMER

AGREEMENT AND TRADING AUTHORIZATION

This is Amendment No. 1 to that certain Amended and Restated Customer Agreement and Trading Authorization, dated as of June 14, 2002 (the “Agreement”), by and between Moore Capital Management, Inc. and Max Re Diversified Strategies, Ltd. (“MDS”). Unless otherwise specifically defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Agreement provides that Moore Capital Management, Inc. shall act as trading manager for MDS subject to the “investment guidelines” of MDS as the same shall from time to time be amended;

WHEREAS, effective November 25, 2002, Moore Capital Management, Inc. reorganized through merger as a New York limited liability company named Moore Capital Management, LLC (“MCM”);

WHEREAS, MDS wishes to acknowledge such reorganization and to agree that MCM shall for all purposes be deemed to take the place of Moore Capital Management, Inc. under the Agreement; and

WHEREAS, the board of directors of Max Re Ltd., a company organized under the laws of Bermuda and the controlling/majority shareholder of MDS (“Max Re”), has approved the initiation of certain fees to be paid to MCM under the Agreement beginning on January 1, 2003.

NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto hereby agree as follows:

1.    The parties agree that MCM shall take the place of Moore Capital Management, Inc. under the Agreement. As such: (I) all references to ‘MCM’ or ‘Moore Capital Management, Inc.’ in the Agreement shall instead refer to Moore Capital Management, LLC, and (II) without limiting the generality of the foregoing, Moore Capital Management, LLC is the trading manager for the Customer under the Agreement. In furtherance thereof, MCM hereby assumes and agrees to keep, fulfill, observe and perform each and every covenant, duty and obligation on its part to be performed that may have become performable prior to the date hereof, or that may become performable after the date hereof, under the terms of the Agreement.

2.    (A) As compensation for MCM’s services to be rendered to the Customer pursuant to the Agreement, commencing on January 1, 2003, the Customer shall pay to MCM fees in accordance with the following fee arrangements:

(i) Management Fee. A management fee, calculated at each month- end and billed quarterly in arrears, without regard to whether the Customer’s account (the “Account”) is profitable, equal to 5.8333 basis points times the total month-end Non-Moore Net Assets (defined in paragraph 2(B) below) (adjusting Non-Moore Net Assets for the purpose of calculating such management fee by (a) adding back the management fees and incentive fees of MCM accrued or payable and any withdrawals (by redemption, distribution or otherwise), to the extent such amounts withdrawn were invested in Non-Moore Investments (defined in paragraph 2(B) below), from the Account since the last month-end, and (b) deducting any additional funds deposited in the Account, to the extent such deposit is invested in Non-Moore Investments, since the last month-end), which management fee equals an aggregate of 70 basis points (0.70%) per annum, and

(ii) Incentive Fee. An annual incentive fee, calculated at each month-end and billed annually in arrears, equal to 7.5% of the increase, if any, in the Non-Moore Net Assets, as adjusted, in excess of the “Hurdle Level” (as defined below) at each Determination Date (as defined below) over the higher of (x) the amount of Non-Moore Net Assets, as adjusted, at the immediately preceding Determination Date, or (y) any prior Determination Date (or as of January 1, 2003 with respect to the first year). For the purpose of calculating such incentive fee, Non-Moore Assets on the current Determination Date shall be adjusted by (a) adding back (i) any incentive fees of MCM accrued pursuant to this Agreement, (ii) a portion of any decline in Non-Moore Assets since the prior Determination Date used to calculate the incentive fee (the “High Water Mark Date”) calculated by multiplying such decline by a percentage equal to net withdrawals from the Account (to the extent such amounts withdrawn were invested in Non-Moore Investments) during the period divided by Non-Moore Net Assets on the dates of the withdrawals, and (iii) any withdrawals from the Account (to the extent such amounts withdrawn were invested in Non-Moore Investments) since the High Water Mark Date (or since January 1, 2003 with respect to the first year), and (b) deducting any additional funds deposited in the Account since the High Water Mark Date (or since January 1, 2003 with respect to the first year) to the extent such deposit is invested in Non-Moore Investments. For the purpose of calculating such incentive fee, Non-Moore Assets on any prior Determination Date shall be adjusted by adding back all incentive fees paid pursuant to this Agreement. In the event that any incentive fee is paid to MCM and the Account thereafter incurs a net loss for any subsequent period, MCM will retain the incentive fee previously paid. The “Hurdle Level” means an increase of 10.0% in Non-Moore Net Assets over the amount of Non-Moore Net Assets at the higher of (A) the previous Determination Date, or (B) any prior Determination Date (or at January 1, 2003 with respect to the first year). A “Determination Date” means the close of business on the last business day of each December.

(B) The term “Non-Moore Investments” means all assets in the Account, except for those assets that are invested in any fund (or comparable entity) in respect of which MCM (or its affiliates) either earns a fee or is an equity owner of the manager of the fund (or comparable entity). The term Non-Moore Net Assets” means the total assets in the Account attributable to Non-Moore Investments less all liabilities of the Account attributable to Non-Moore Investments (including but not limited to accrued legal, accounting, and auditing fees, and any management or incentive fees accrued or payable), determined in accordance with the principles specified herein or, where no principle is specified, in accordance with U.S. generally accepted accounting principles consistently applied under the accrual basis of accounting. In valuing the Non-Moore Net Assets, the parties agree that the valuation of portfolio funds in which the Account is invested shall be as provided by the respective portfolio funds from time to time.

(C) If the Agreement is terminated or the appointment in paragraph 1 of the Agreement is terminated, in either case on a date other than at a Determination Date, incentive fees shall be calculated as if such termination date were a Determination Date by annualizing the Hurdle Level for such year. By way of example, if the Agreement or such appointment were terminated as of July 1 in a year and at that point the Non-Moore Net Assets had increased by 7% from the prior Determination Date, the Account would be billed for incentive fees by annualizing the Hurdle Level for such year (six months, or ½ of one year, would result in an adjusted Hurdle Level of 5% (i.e., ½ of 10%)), so that MCM would be entitled to an incentive fee based on the increase in the Non-Moore Net Assets above the 5% adjusted Hurdle Level (i.e., MCM would receive incentive fees on the 2% increase in the Non-Moore Net Assets). In addition, if this Agreement is terminated or the appointment in paragraph 1 of the Agreement is terminated, in either case on a date other than at a Determination Date, management fees shall be calculated as if such termination date were a Determination Date. Thereafter, the Customer’s obligation to pay future fees shall terminate.

(D) (i) Within 15 days following each quarter and each Determination Date, MCM shall send to the Customer a calculation of management and/or incentive fees, as applicable, that shall be due to MCM hereunder based on the estimated Non-Moore Net Assets in the Account. Such calculation shall be deemed sent to the Customer upon MCM’s electronic transmission of such calculation to the Customer. Assuming no objection to the calculation, 30 days following each quarter and each Determination Date, as applicable, the parties agree that MCM may collect from the Account 100% of the management fee and 90% of the incentive fee so calculated by MCM.

(ii) Within 60 days following each quarter and each Determination Date, MCM shall send to the Customer a final calculation of management and/or incentive fees, as applicable, that shall be due to MCM hereunder based on the final Non-Moore Net Assets in the Account. Such calculation shall be deemed sent to the Customer upon MCM’s electronic transmission of such calculation to the Customer. Assuming no objection to the calculation, within five business days after the transmission of a calculation by MCM pursuant to this paragraph, the parties agree that MCM may collect from the Account the remainder of the management and/or incentive fee not collected pursuant to paragraph (i) above or shall promptly pay to the Account any management and/or incentive fee collected pursuant to paragraph (i) above that is in excess of the management and/or incentive fee as finally calculated.

3.    Except to the extent provided for herein, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of January 1, 2003.

MOORE CAPITAL MANAGEMENT, LLC

By:

Name: Zack Bacon

Title:   Portfolio Manager

MAX RE DIVERSIFIED STRATEGIES, LTD.

By:

Name:

Title:

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